EXHIBIT 99

   FOR IMMEDIATE RELEASE                     Contact:  Mr. Charles R. Ofner
                                                             (713) 496-5000

   July 13, 1995,  Houston, Texas.....Reading & Bates Corporation (RB-NYSE)
   announced that the fourth-generation semisubmersible JACK BATES has been awarded a contract by Mobil North Sea Limited, on behalf of its partners Elf Exploration UK plc and Lasmo North Sea plc, for the drilling of three wells, or an approximate nine month period, commencing no later than April, 1997. The unit will be utilized on Mobil's Tranche 6 area in Blocks 213 and 214 in the U.K. sector of the North Atlantic in water depths up to 4500 feet. The total nine month contract value is estimated at approximately $32 million plus mobilization fee, equipment upgrades and shipyard time totaling approximately $12.5 million. Mobil expects to take options to extend the contract period to 18 months and will be in a position to offer slots in the drilling program to other operators. With regard to the unit's schedule, it now appears that the unit will be utilized during all, or most of, 1996 in Southeast Asia with mobilization to the North Sea likely in late 1996 or early 1997.

   Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "The Tranche 6 area is one of the world's harshest environments with extremely rough weather conditions and severe ocean currents, and we are very pleased that the JACK BATES, along with Reading & Bates'
   operational expertise, has been recognized by Mobil as the right combination to take on this very formidable deepwater drilling project. We believe this contract, in addition to reflecting a general tightening in the fourth-generation semi market, offers insight into the earnings power of the BATES relative to the rest of the high specification fleet when the rig is operated in the environment for which it was designed. We would expect to achieve strongly improving rates for our other two fourth-generation semis as well when their contracts roll over in the fourth quarter of 1996. Overall, our core fleet utilization currently stands at 100%, with a term commitment expected shortly for our one standard jackup idle in India."

   Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.